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                                                                 EXHIBIT 16.1
                                  JODY M. WEBER
                           CERTIFIED PUBLIC ACCOUNTANT
                                7 DIPIERRO DRIVE
                                MONROE, NJ 08831
                                 (732) 656-0982



Securities and Exchange Commissions
450 Fifth Street NW
Washington, DC 20549


                           RE: Form 8-K
                               Bishop Equities, Inc. 0-21846

Dear Sirs:

         I have served as the auditor for Bishop Equities, Inc. since its inception, and because of it's merger/acquisition I have submitted my resignation, as of that date.

         I have carefully reviewed the requirements set forth in Item 304 of regulation S-K and the Form 8-K.

         There have been no disputes between Management and my firm, and no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. None of my auditor's reports have contained adverse opinions, disclaimers of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements or differences of opinion with respect to any reportable event or other matter for which disclosure is required under Item 304.

         Management has asked that I furnish the company with this letter to the Commission stating that I agree with the statements made by the registrant with respect to matters required to be disclosed under Item 304.

         If there is anything I can do to help in any way, please feel free to contact me directly.

Sincerely yours,


/s/ Jody M. Weber


July 2, 1999